UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 22, 2019 (May 21, 2019)

MID-AMERICA APARTMENT COMMUNITIES, INC.

MID-AMERICA APARTMENTS, L.P.

(Exact Name of Registrant as Specified in Charter)

Tennessee Tennessee	001-12762 333-190028-01	62-1543819 62-1543816
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6815 Poplar Avenue, Suite 500

Germantown, Tennessee 38138

(Address of Principal Executive Offices, and Zip Code)

(901) 682-6600

Registrant’s Telephone Number, Including Area Code

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $.01 per share	MAA	New York Stock Exchange
8.50% Series I Cumulative Redeemable Preferred Stock, $.01 per value per share	MAA^I	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01. Entry into a Material Definitive Agreement.

On May 21, 2019, Mid-America Apartments, L.P. (“MAALP”), the operating partnership of Mid-America Apartment Communities, Inc. (“MAA”), entered into a $1 billion senior unsecured Third Amended and Restated Credit Agreement (the “Agreement”) with Wells Fargo Bank, National Association, as the Administrative Agent, Wells Fargo Securities, LLC, KeyBanc Capital Markets Inc., and JPMorgan Chase Bank, N.A., as the Arrangers, KeyBank National Association and JPMorgan Chase Bank, N.A., as Syndication Agents, and the other lenders named therein. MAALP will use the proceeds of the Agreement to repay debt and for other corporate purposes, including backstopping any Notes that MAALP may issue under the Commercial Paper Program disclosed in Item 8.01 below.

The Agreement is scheduled to mature on May 22, 2023, and provides for up to two six-month extensions at MAALP’s option, subject to the satisfaction of certain conditions, including the payment of an extension fee of 0.0625% of the total commitment amount under the Agreement. The amounts due under the Agreement may be prepaid, in whole or in part, subject to payment of applicable breakage fees. Amounts borrowed under the Agreement may be borrowed, repaid, and reborrowed until the maturity date thereof. Amounts borrowed under the Agreement will bear interest at a variable rate based upon, at MAALP’s option, a base rate or one-, two-, three- or six-month LIBOR, plus a spread based upon MAALP’s investment grade rating. The Agreement also contains an accordion feature, which allows MAALP to increase the total amount of unsecured indebtedness under the Agreement to $1.5 billion.

The Agreement contains various affirmative and negative covenants usual and customary for financings generally and also contains financial covenants that, among other things, require certain unencumbered, total and total secured leverage ratios, and adjusted consolidated EBITDA to consolidated fixed charges, and if MAALP breaches any of these covenants, or fails to pay interest or principal on the loans when due, the lenders could accelerate the due date of the entire amount borrowed. The Agreement also contains other events of default, which would entitle the lenders to accelerate the due date of the amount borrowed, including, among others, change in control events, defaults under certain other obligations of MAALP, MAA, or any of their respective subsidiaries, and insolvency or bankruptcy events. The Agreement also provides for same day borrowings on base rate loans.

The foregoing description of certain terms of the Agreement is qualified in its entirety by the full text of the Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.03 by reference.

Item 8.01. Other Events.

On May 22, 2019, MAALP established an unsecured commercial paper note program (the “Commercial Paper Program”) in the United States.

Under the terms of the Commercial Paper Program, MAALP may issue, from time to time, unsecured commercial paper notes with maturities that vary, but do not exceed 397 days from the date of issue (the “Notes”), up to a maximum aggregate face or principal amount outstanding at any time of $500 million. The Notes will be sold under customary terms in the U.S. commercial paper market and will rank pari passu with all other unsecured senior indebtedness of MAALP. The proceeds of the Notes will be used for general corporate purposes.

The Notes have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. The information contained in this Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy the Notes.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Third Amended and Restated Credit Agreement, dated as of May 21, 2019, by and among Mid-America Apartments, L.P., as the borrower, Wells Fargo Bank, National Association, as the administrative agent, Wells Fargo Securities, LLC, KeyBanc Capital Markets Inc., and JPMorgan Chase Bank, N.A., as the arrangers, KeyBank National Association and JPMorgan Chase Bank, N.A., as syndication agents, and the other lenders named therein*

*

Schedules and other similar attachments have been omitted pursuant to Item 601(a) (5) of Regulation S-K. The registrant hereby undertakes to furnish supplementally copies of any of the omitted schedules or attachments to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MID-AMERICA APARTMENT COMMUNITIES, INC.

Date: May 22, 2019	By:	/s/ Albert M. Campbell, III
Albert M. Campbell, III
Executive Vice President and Chief Financial Officer (Principal Financial Officer)

MID-AMERICA APARTMENTS, L.P.

Date: May 22, 2019	By:	Mid-America Apartment Communities, Inc., its general partner

By:	/s/ Albert M. Campbell, III
Albert M. Campbell, III
Executive Vice President and Chief Financial Officer (Principal Financial Officer)